Exhibit 5.1

January 20, 2011

China Shandong Industries, Inc.
No. 2888 Qinghe Road
Development Zone Cao County
Shandong Province, 274400 China

Re:           China Shandong Industries, Inc.  Registration Statement on Form S-1

Gentlemen:

We have acted as special United States counsel to China Shandong Industries, Inc., a Delaware corporation (the “Company”), in connection with the assistance of the preparation and filing by the Company of a registration statement on Form S-1 (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Company’s offer and sale of its shares of common stock (the “Common Stock”) in an underwritten public offering (the “Public Offering”) by Rodman & Renshaw, LLC as well as the Common Stock that the underwriter(s) in the Public Offering will have a right to purchase from the Company to cover over-allotments, if any.

In connection with this opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following: (a) the Certificate of Incorporation of the Company, (b) the Bylaws of the Company and (c) the Registration Statement.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the original of such documents.  As to any facts material to the opinions expressed below, with your permission we have relied solely upon, without independent verification or investigation of the accuracy or completeness thereof, statements and representations of the officers and other representatives of the Company.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock to be sold in the Public Offering, when issued, sold and delivered in the manner and/or on the terms described in the Registration Statement (after it is declared effective), will be legally issued, fully paid and non-assessable.

We express no opinion as to the applicability of any securities laws or regulations except to the extent specifically provided in this opinion, or bankruptcy or solvency, laws or regulations, or environmental law or regulations of the United States of America or any state or other jurisdiction.

This opinion is limited to the laws in effect as of the date hereof, including all applicable statutory provisions of Delaware corporate law.  Unless the express prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any written report, proxy statement, other registration statement and/or otherwise, nor is it to be filed with or furnished to any other governmental agency or other person, except as otherwise expressly required by law.

China Shandong Industries, Inc.
January 20, 2011

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is part of the Registration Statement.  This opinion is to be used only in connection with the sale of the Common Stock while the Registration Statement is in effect.

Very truly yours,

GUSRAE, KAPLAN, BRUNO & NUSBAUM, PLLC
/s/ GUSRAE, KAPLAN, BRUNO & NUSBAUM, PLLC